Exhibit 10.1

Confidential Settlement Communication

Subject to Rule 408 of the Federal Rules of Evidence

☐	Company’s Copy
☐	Owens’ Copy

PLEASE READ THIS AGREEMENT CAREFULLY.

IT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

To Gregory J. Owens:

This Agreement establishes the terms under which Manugistics Group, Inc. and its subsidiaries (“Manugistics” or the “Company”) and you ended your employment in the capacity of Chief Executive Officer effective as of the close of business on July 21, 2004 (the “Separation Date”) and have agreed to end your employment with the Company effective October 22, 2004 and of your release of Manugistics and others described below from any claims you might have against any of them related to your employment and other matters described in the release (the “Release”).

Resignation

As of the Separation Date you resigned as Chief Executive Officer of Manugistics Group, Inc. and of all its subsidiaries, but are remaining a member of the Manugistics Group, Inc. Board of Directors (the “Board”).

Services

You agree to assist Manugistics in developing business strategies and leading major market-facing opportunities as a full-time employee through October 22, 2004 (the “Transition Period”).  In performing these duties, you will report to the Manugistics Chief Executive Officer (“CEO”), and, if requested by the CEO, to the Board. The Company will pay you salary at the rate in effect the day before the Separation Date and in accordance with its regular payroll procedures for the Transition Period.  You agree that the CEO may require you to perform these services during regular office hours at the headquarters offices of the Company or, as you otherwise agree or as is within reasonable commuting distance for you, at another office of the Company.  You agree that any expenses you incur in providing these services are subject to a budget to be approved by the CEO and are subject to the Company’s ordinary procedures for substantiation and reimbursement.  At the end of the Transition Period, you are resigning as an employee of Manugistics.

Payment

After the conclusion of the Transition Period and contingent upon the lapse of the Revocation Period without your revoking the Release, the Company will pay to you, or to your estate in the event of your death, (1) a lump sum payment of $10,000.00 and (2) a total of 52 weeks’ salary in regular payroll intervals as

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though you had remained employed for that number of weeks (the “Severance Period”), each reduced by any federal or state withholding taxes or other required deductions normally deducted from your pay (and reduced for any stub pay periods at the beginning or end of the payments). You agree that, in the absence of this Agreement, your entitlement to this payment would be uncertain and that your benefits under this Agreement are more than adequate consideration for the Release.  The parties have agreed to these payments in connection with your resignation to avoid any dispute regarding the terms and conditions of your departure.  At the end of the Transition Period, you will also receive $0.00 as accrued vacation pay, increased by any accruals between the Separation Date and the end of the Transition Period and decreased by any amounts paid or taken as vacation before such date of payment under this Agreement.

Equity Compensation

The Company agrees that your restricted stock and stock options granted under the 1998 Stock Option Plan continue to vest and to become exercisable through November 22, 2005 and, with respect to the restricted stock, through any longer period in which you remain a member of the Board.  The Company agrees that your stock options granted under your individual plans continue to vest and to become exercisable through January 22, 2006.  Except as extended for Board service in the first sentence of this paragraph, any unvested restricted stock and any unvested or unexercised stock options granted under the 1998 Stock Option Plan will lapse or be forfeited at the close of business on November 22, 2005 and any unvested or unexercised stock options under an individual plan will lapse or be forfeited at the close of business on January 22, 2006.  Notwithstanding the foregoing, if during the final thirty days prior to forfeiture of an option (each a “Thirty-Day Period”) the Company imposes a blackout period to which you are subject (a “Blackout Period”), exercisability, but not vesting, of such option shall be extended for that number of days following the cessation of the Blackout Period which is equal to the number of days during the Thirty-Day Period the Blackout Period was in effect.

Limitations on Other Benefits or Compensation

You understand and agree that you will receive no other wage, accrued vacation, backpay, bonus, incentive or other compensation, severance, or other payments or benefits from Manugistics or affiliates of Manugistics (other than those set forth in this and the preceding paragraphs), or under Manugistics’ generally available plans (other than any qualified retirement plans).  You will continue to be eligible during the Transition Period and if permitted by the terms of the applicable plans for all benefits you received as of the day before the Separation Date.  During the Severance Period, you will be entitled to receive the benefits listed on Exhibit A attached hereto in accordance with Company policy for executives at your level as in effect from time to time, subject to whatever generally applicable amendments (or terminations) of such programs the Company makes during the Severance Period.  Following the Severance Period, all benefits will cease except that you will remain eligible for continued health

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coverage under Section 4980B of the Internal Revenue Code of 1986 at your own expense for the period, if any, required for such coverage.

Effect of Other Employment

You acknowledge and agree that if you become employed by another entity at any point after the Separation Date, all payments and benefits under this Agreement (other than as provided in Equity Compensation) will cease as of the effective date of such employment, except that with the prior consent of the Board of Directors, during the Severance Period you shall have the right to engage in part-time employment that does not conflict with the business of the Company, as determined by the Board in its reasonable discretion.  You agree that you will have received adequate consideration for this Agreement even if you receive no payments under the Payments section above because you had the opportunity to receive such payments.

Release of Claims

You, for yourself and your heirs, executors, administrators, representatives, and assigns, as a free and voluntary act, release and discharge Manugistics and any related entities including parent, divisions, subsidiaries, or affiliates, and their present, former, and future employees, officers, directors, stockholders, counsel, and anyone acting or purporting to act on behalf of any of them, from any and all debts, obligations, demands, claims, judgments or causes of action of any kind whatsoever, whether now known or unknown, in tort, in contract, by statute, or any other basis for compensatory, punitive or other damages, expenses, reimbursements or costs of any kind relating to your employment by Manugistics or any associated or affiliated company or the cessation of such employment relationship and all circumstances related thereto.  This release and discharge includes, but is not limited to, any and all claims, demands, rights and/or causes of action, arising up to the date of this Release, including those that might arise out of allegations relating to any claimed breach of an alleged oral or written contract, or any purported employment discrimination or civil rights violations, or any alleged acts of slander, libel, or intentional infliction of emotional distress, and any claims to have been treated unfairly or in a manner contrary to articles or by-laws as a director or officer of any of the Manugistics entities.  Manugistics specifically disclaims any liability to, or for wrongful acts against, you or any other person on the part of itself, its shareholders, subsidiaries, affiliates, and successors and the directors, officers, employees and agents of each of them.

This Release includes but is not limited to a release of any rights or claims you may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act of 1990, which prohibits discrimination against disabled persons; the Vocational Rehabilitation Act of 1973, which prohibits

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discrimination against handicapped persons; the Civil Rights Act of 1991, the Maryland Civil Rights Act, and any other federal, state, or local laws or regulations prohibiting employment discrimination; and any claim for reinstatement.  This also includes your release of any claims for wrongful discharge, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), any claims that Manugistics has dealt with you unfairly or has denied you any rights under its policies and procedures or any other claims arising under common or civil law and relating to your employment or termination, and any claims under the Employee Retirement Income Security Act of 1974, which regulates employee benefit plans and also prohibits actions taken to discharge or discriminate against someone to prevent his exercising any right under an employee benefit plan or to interfere with his attainment of any such right.  It does not release claims under ADEA or on any other basis that arise after the date you sign this Release.

Known and Unknown Claims.

To implement a full and complete release and discharge, you expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims you do not know or suspect to exist in your favor at the time of execution of this Release.  You agree that this Release contemplates the extinguishment of any such claim or claims.

Period for Consideration

You acknowledge that, as ADEA requires, you are being given a period of 21 days to review and consider the release of claims under ADEA contained in this Release before signing and you have been informed that you may use as much or as little of this period as you wish before signing.  As ADEA also requires, you may revoke (that is, cancel) the release of ADEA claims in this Release before the release becomes effective as to ADEA.  ADEA provides a seven day period for such revocation, which Manugistics and you agree will start on the day you sign this Release.  You would make this revocation by delivering a written notice of revocation to Timothy T. Smith, Manugistics, 9715 Key West Avenue, Rockville, MD 20850.  For this revocation to be effective, Mr. Smith must receive this notice no later than the close of business on seventh day following the day you sign this Release.  If you revoke the release of claims under ADEA before that deadline, this Release will not be effective or enforceable as to those claims; however, Manugistics will then not make the final 25% of the Payments outlined above.

Indemnification

Manugistics agrees that you are not releasing any claims you may have for indemnification under state or other law or the charter, articles, or by-laws of Manugistics and its affiliated companies, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when you were a director or officer of Manugistics or any affiliated company; provided, however, that (i) Manugistics’ execution of this Agreement is not a concession or guaranty that you have any such rights to indemnification, (ii) that this Agreement does not create any additional rights to indemnification, and (iii)

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that Manugistics retains any defenses it may have to such indemnification or coverage.

No Reliance

You acknowledge and agree that, in deciding to execute this Agreement and the Release, (i) you have relied entirely upon your own judgment, (ii) you have been advised to and have had the opportunity to consult with legal, financial, and other personal advisors of your choosing as you consider appropriate in assessing whether to execute this Agreement, and (iii) you have read and fully understood all the terms of this Agreement.  Except as written into this Agreement, neither you nor Manugistics is relying or has relied upon any statements, representations, warranties, or other promises, express or implied, oral or written, as to fact or as to law, made by the other party, or any other person, including, without limitation, any attorney or agent of either party, or upon any consideration of any form received or to be received by any party from any other person, including, without limitation, any attorney or agent of a party.

Settlement

The parties have reached this Agreement and Release to, among other things, settle any claims or potential claims relating to your employment or the termination of your employment that you have or may have against Manugistics and any related entities including parent, subsidiaries, successors, or affiliates, and their present, former and future employees, officers, trustees, partners, shareholders, counsel, and anyone acting or purporting to act on behalf of any of them.  Neither this Agreement nor any other document or written or oral statement prepared or made in connection with this Agreement, nor any discussion of the matters referred to in this Agreement nor any payment under this Agreement, constitutes, or should be deemed to constitute, (A) an admission of law or fact or an admission of any liability or wrongdoing by you or Manugistics with respect to any claims, unasserted claims, or demands relating to or arising out of or in connection with any matter whatsoever (and Manugistics specifically denies any such liability or wrongdoing) or (B) evidence of any matter whatsoever, except for the agreement expressly set forth in this Agreement.

Recruiting of or Employees

You agree that during the Transition Period and for one year thereafter, you will not, directly or indirectly, (a) solicit the employment of or employ, for yourself or for any other person or business, any Manugistics employee or any person who was a Manugistics employee at any time during the one year period preceding the end of the Transition Period, or (b) solicit or attempt to solicit business from, provide services to (in competition with Manugistics), or secure employment with any person or entity that was a customer of Manugistics during your employment with Manugistics, or any person or business to whom Manugistics had proposed future work within one year before the end of the Transition Period.  As a further protection that Manugistics’ trade secrets and other confidential information will not be disclosed to its competitors, you agree that you will not accept employment, as either an employee or consultant, with any competitor of Manugistics within twelve

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months following the end of the Transition.  Nothing in this paragraph is to be interpreted as restraining your freedom to provide services to such customer, business, or person as a bona fide employee so long as Manugistics agrees in writing that such employment does not utilize knowledge or information you acquired during your tenure with Manugistics.  If this provision were found to be unenforceable, the court so deciding may reduce the time periods provided for in this paragraph to allow this provision to be enforced.

No Disparaging Comments

Except as the law may require, you agree that you will not in any way, directly or indirectly, to any employee of Manugistics or to any other person (including but not limited to any communications with the press or other media), make any statement that could reasonably be interpreted to criticize or disparage the performance, competency, or ability of Manugistics or its affiliates as a provider of software or other products and services, or the officers, directors, employees, or agents of any of them at any time after the execution of this Agreement, nor will you do or say anything that likely would have the effect of disrupting or impairing Manugistics’ normal, ongoing business operations or harming Manugistics’ reputation with its associates, employees, clients, investors, suppliers, dealers, acquisition prospects, or the public.  Except as the law may require, Manugistics agrees that it will not make any authorized statement to any of its employees or to any other person (including but not limited to any communications with the press or other media) that could reasonably be interpreted to criticize or disparage your performance, competency, or ability at any time after the execution of this Agreement, and will take reasonable steps to discourage its directors, officers, and employees from making statements inconsistent with that undertaking.  It will not be a violation of this paragraph for either party to make truthful statements, under oath, as required by law or formal legal process or in compliance with the securities laws.  This paragraph does not prohibit Manugistics or you from communicating any alleged misconduct to appropriate management personnel at Manugistics, to the audit committee of the Board, or to an appropriate governmental entity, or from cooperating with any of the foregoing in any investigation.  By entering into this agreement, you agree to make yourself available as reasonably requested by Manugistics or the Board’s audit committee in connection with any such investigation.

Client Contacts

Through the 12 month anniversary of the Separation Date, you agree that, if you are contacted by any current, former, or prospective clients of Manugistics with respect to its current or prospective business, you will refer the contacting person or entity to the CEO for reply or further communications, except as and to the extent that the CEO asks you to respond.

Return of Property

On or before the end of the Transition Period, you agree to deliver to Manugistics any office equipment (including computers), keys, and other access devices, and any Confidential Information or other materials (written or otherwise) not available to the public or made available to the public in a manner

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you know or reasonably should recognize Manugistics did not authorize, and any copies, excerpts, summaries, compilations, records, or documents you made or that came into your possession during your employment. During the Transition Period, at the request of Manugistics you agree to deliver any such items or Confidential Information to Manugistics.  You agree that you will not retain copies, excerpts, summaries, or compilations of the foregoing information and materials.  You will return any and all files (whether hard copies or in electronic form).  You agree not to remove or retain any files, databases, or other records.  Notwithstanding the foregoing, so long as you remain Chairman of the Board of Manugistics, Manugistics shall continue to provide you with (1) an office and (2) the computer used by you at the Separation Date.

Entire Agreement

This Agreement is the entire agreement between (i) you and (ii) Manugistics and the other parties released by this Agreement, with respect to your employment, other than the Code of Conduct, Conditions of Employment, and the documents underlying your option and restricted stock grants (as amended hereby).  You hereby affirm your continuing obligations under the Code of Conduct and Conditions of Employment.  Any other prior agreements, oral or written, between you and Manugistics and its affiliated companies are hereby terminated as of the Separation Date and shall have no further force or effect, other than the agreements listed in the preceding sentence.

Binding Effect	This Agreement binds any and all successors and assigns of Manugistics and your heirs and beneficiaries.

Withholding	All payments under this Agreement will be reduced by any federal or state withholding taxes or other required deductions.

Arbitration	Manugistics and you agree that the Arbitration provisions of the Conditions of Employment remain in place and will also govern any dispute regarding this Agreement.

Governing Law	The laws of the State of Maryland (other than its conflict of laws provisions) govern this Agreement.

Effectiveness	This Agreement does not become effective until it has been executed and delivered by both Manugistics and you.

THIS IS A RELEASE — READ CAREFULLY BEFORE SIGNING.

YOU SHOULD CONSULT WITH AN ATTORNEY.

You acknowledge that you have read this Agreement, understand it, and are voluntarily entering into it.

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Manugistics Group, Inc.

August 20, 2004		By:	/s/ Timothy T. Smith
Date Signed
		Name:	Timothy T. Smith

		Title:	SVP, General Counsel

Witness:

Signed:	/s/ Susan E. Pendery
Date Signed: August 20, 2004
Name: Susan E. Pendery

Accepted and agreed to:

August 20, 2004			/s/ Gregory J. Owens
Date Signed			Gregory J. Owens

Witness:

Signed:	/s/ Susan E. Pendery
Date Signed: August 20, 2004
Name: Susan E. Pendery

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